Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 10, 2022 (except Note 16, as to which the date is June __, 2022), in the Registration Statement (Amendment No. 2 to Form S-1) and related Prospectus of bioAffinity Technologies, Inc. for the registration of shares of its common stock and warrants.

Our report dated January 10, 2022 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and negative cash flows from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ernst & Young LLP

San Antonio, Texas

The foregoing consent is in the form that will be signed upon completion of the reverse stock split described in Note 16 to the consolidated financial statements.

/s/ Ernst & Young LLP

San Antonio, Texas

June 16, 2022